Exhibit 10.4A

RINGCENTRAL, INC.

AMENDMENT TO ROBERT LAWSON OFFER LETTER

This amendment (the “Amendment”) is made by and between Robert Lawson (“Employee”) and RingCentral, Inc., a California corporation (the “Company”, and together with Employee collectively referred to as the “Parties”) on August 15, 2013.

W I T N E S S E T H:

WHEREAS, the Parties previously entered into an offer letter, dated January 12, 2012 (the “Offer Letter”); and

WHEREAS, the Parties desire to amend certain provisions of the Offer Letter in order to reflect the updated terms of Employee’s employment with the Company.

NOW, THEREFORE, for good and valuable consideration, the Parties agree that the Offer Letter is hereby amended as follows:

1. Job Title. The first paragraph of the Offer Letter is hereby amended by (i) replacing “Chief Financial Officer” with “Senior Vice President and Treasurer” and (ii) replacing “me” with “the Chief Financial Officer.”

2. Salary. The paragraph entitled “Salary” is hereby amended by replacing “$250,000” with “$270,000.”

3. MBO Performance Bonus. The paragraph entitled “MBO Performance Bonus” is hereby amended by replacing “forty percent (40%)” with “fifty percent (50%).”

4. Double-Trigger Stock Option Vesting Acceleration. The paragraph entitled “Double-Trigger Stock Option Vesting Acceleration” is hereby amended by adding “(defined below)” immediately following “Cause.”

5. Severance. The Offer Letter is hereby amended to add the following section immediately after the section entitled “Benefits”:

“• Severance. Notwithstanding anything to the contrary contained herein, in the event of an involuntary termination of your employment by the Company other than for Cause (excluding by reason of death or disability), you will be entitled to severance compensation equal to six (6) months of your then-current base salary, payable in semi-monthly installments in accordance with the Company’s payroll procedures, subject to you executing and not revoking a general release of claims in a form acceptable to the Company or its successor (a “Release”) that becomes effective and irrevocable by the sixtieth (60th) day following your termination (the “Release Deadline”). In no event will severance be paid until the Release actually becomes effective and irrevocable. If the Release does not become effective and irrevocable by the Release Deadline, you will forfeit any right to severance payments under this Release. If the Release becomes effective by the Release Deadline, payment of severance under this letter will commence on the Company’s next regular payroll period following the 60-day anniversary of the date of your termination, subject to the following paragraph. Except as required by the following paragraph, any payments delayed from the date of your employment terminates through the Release Deadline will be payable in a lump sum without interest on the Company’s next regular payroll period following the 60-day anniversary of the date of your termination, and all other amounts will be payable in accordance with the payment schedule applicable to each payment for the remainder of the 6-month period following the date of your termination.

It is the intent of this letter that all payments and benefits hereunder comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder and any applicable state law requirements (“Section 409A”) so that none of the payments and benefits to be provided under this letter will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. Each payment and benefit payable under this letter is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. You and the Company agree to work together in good faith to consider amendments to this letter and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A. Notwithstanding anything to the contrary in this letter, no separation pay or benefits to be paid or provided to you, if any, pursuant to this letter that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, “Deferred Compensation”) or otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be paid or otherwise provided until you have a “separation from service” within the meaning of Section 409A. Further, if at the time of your termination of employment, you are a “specified employee” within the meaning of Section 409A, payment of such Deferred Compensation will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that you will receive payment on the first payroll date that occurs on or after the date that is six (6) months and one (1) day following your termination of employment, or your death, if earlier (the “Six-Month Delay”). All subsequent Deferred Compensation, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if you die following your termination but prior to the six (6) month anniversary of your termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Compensation will be payable in accordance with the payment schedule applicable to each payment or benefit.”

6. Waiver. Employee hereby acknowledges that neither the execution of this Amendment nor the change in his duties nor the change in his position to Senior Vice President and Treasurer nor the change in his reporting structure will constitute “Good Reason” under the Offer Letter.

7. Full Force and Effect. To the extent not expressly amended hereby, the Offer Letter shall remain in full force and effect.

8. Entire Agreement. This Amendment and the Offer Letter constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and thereof. This Amendment may be amended at any time only by mutual written agreement of the Parties.

9. Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute one instrument, and each of which may be executed by less than all of the parties to this Amendment.

10. Governing Law. This Amendment will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

IN WITNESS WHEREOF, each of the Parties has executed this Amendment, in the case of the Company by its duly authorized officer, as of the date set forth above.

COMPANY	RINGCENTRAL, INC.

	By:	/s/ Vladimir Shmunis
	Title:	CEO

EMPLOYEE	ROBERT LAWSON

/s/ Robert Lawson

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